Exhibit 10.31

NOTE EXCHANGE AGREEMENT
THIS NOTE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of January 21, 2014, by and between VMware, Inc., a Delaware corporation (the “Maker”) and EMC Corporation, a Massachusetts corporation (the “Payee”).
RECITALS
A.Payee is the holder of an Amended and Restated Promissory Note issued by Maker dated June 10, 2011 in the original principal amount of $450,000,000 (the “Existing Note”).
B.Payee has agreed to extend new additional credit to Maker in the principal amount of $1,050,000,000 (the time of such new credit extension being the “Effective Time”) and to exchange the Existing Note for three (3) new notes, one in the principal amount of $680,000,000 with a maturity date of May 1, 2018, one in the principal amount of $550,000,000 with a maturity date of May 1, 2020 and one in the principal amount of $270,000,000 with a maturity date of December 1, 2022 (collectively, the “Exchange Notes”) in the form attached hereto as Exhibit A.
AGREEMENT
1.Exchange of Notes
Payee and Maker hereby agree that, (a) Payee shall extend new additional credit to Maker in the principal amount of $1,050,000,000, (b) at the Effective Time, Maker shall pay Payee all outstanding accrued interest, fees and other costs and expenses due under the Existing Note (the “Outstanding Existing Note Non-Principal Obligations”), (c) Maker shall issue and deliver the Exchange Notes to Payee in exchange for the delivery of the Existing Note by Payee to Maker, (d) effective as of the Effective Time, the Existing Note shall be exchanged into the Exchange Notes and all obligations of Maker to Payee under the Existing Note that remain outstanding after the Effective Time shall be renewed, extended and modified in accordance thereof, (e) following the Effective Time, the terms of the Existing Note shall cease to have any force and effect, and (f) Payee and Maker shall execute a cross-receipt to evidence the exchange of the Existing Note for the Exchange Notes.
2.Additional Agreements
(a)    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
(b)    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision. This Agreement may be executed in multiple counterparts (including facsimile counterparts), each of which shall constitute an original and all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Payee and Maker have executed this Agreement effective as of the date set forth above.

MAKER:
VMWARE, INC.
By: /s/ Jonathan Chadwick
Name: Jonathan Chadwick
Title: Chief Financial Officer and EVP

PAYEE:
EMC CORPORATION
By: /s/ Denis Cashman
Name: Denis Cashman
Title: Chief Accounting Officer and Chief Operating Officer, Finance

Exhibit A
Form of Exchange Note

PROMISSORY NOTE
[$680,000,000][$550,000,000][$270,000,000]    January ____, 2014

FOR VALUE RECEIVED, VMware, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to the order of EMC Corporation, a Massachusetts corporation (the “Payee”), its successors and assigns, on or before the Maturity Date (as hereinafter defined), the principal sum of [Six Hundred Eighty Million Dollars ($680,000,000)][Five Hundred Fifty Million Dollars ($550,000,000)][Two Hundred Seventy Million Dollars ($270,000,000)] together with interest from the date hereof on the unpaid principal balance hereof from time to time outstanding, pursuant to the terms and conditions contained herein.
Interest shall accrue on the outstanding principal balance of this Promissory Note (the “Note”) during each fiscal quarter of the Payee (each, a “Fiscal Quarter”) at a rate per annum of 1.75%.
Interest shall be payable quarterly in arrears commencing on March 31, 2014 and continuing on the last business day of each Fiscal Quarter thereafter, except that the entire unpaid balance of accrued interest, if not sooner paid, shall be due and payable in full on or before the Maturity Date. Interest hereunder shall be computed on the basis of a 365-day year for the actual number of days elapsed. All payments of interest and principal under this Note shall be in lawful money of the United States of America.
The principal balance evidenced by this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on or before [May 1, 2018][May 1, 2020][December 1, 2022] (the “Maturity Date”); provided, however, that the Maker shall have the right to prepay this Note in full or in part at any time beginning 90 days from the date hereof (the “Prepayment Right”). Any prepayment amount received by the Payee in connection with the Prepayment Right shall be applied first to accrued but unpaid interest thereon through the date of such prepayment, then to principal. Any such prepayment shall be due and payable without any premium or penalty of any kind.
In the event that the Maker fails to make any interest payment or any other payment as and when due and such payment remains unpaid for a period of more than sixty (60) days after notice from the Payee, the Payee may, at the Payee’s sole discretion, accelerate the maturity of all amounts due hereunder, all of which shall be immediately due and payable in full upon written demand from the Payee received by the Maker. Upon the Maker’s receipt of such written notice of acceleration from the Payee, all amounts due hereunder shall automatically and immediately be due and payable in full, without further presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Maker.
The Maker, for itself and its successors and assigns, hereby waives presentment, protest, notice of demand, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind whatsoever, except for the written notice of acceleration and the written notice of a past due payment provided for in the immediately preceding paragraph. Any failure by the Payee to exercise any right hereunder or otherwise available at law or in equity shall not be construed as a waiver of the right to exercise the same, or any other right or remedy, at any time.
No waiver, amendment or other modification of this Note shall be binding upon either the Maker or the Payee, unless in writing and signed by a duly-authorized representative of both parties. If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, and without invalidating the remainder of such provision or the remaining provisions of this Note.
Payee may assign or transfer any or all of the obligations hereunder. This Note shall be binding upon the Maker and its successors and assigns. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed and effective as of the day and year first above written.
VMWARE, INC.
By:
Printed Name:
Title:

sf-3374708